Exhibit 10.31

Via Hand Delivery

November 17, 2009

Kimberley Partoll

22000 AOL Way

Dulles, VA 20166

Separation Agreement and Release of Claims

Dear Kimberley:

This letter will serve as confirmation that your employment with AOL Inc. (together with any successors, subsidiaries, merged entities, parent entities and their respective affiliates, “AOL” or “the Company”) is being terminated without cause. This Separation Agreement and Release of Claims (“Separation Agreement”), upon your signature after your Separation Date, will constitute the complete agreement between you and the Company regarding the terms of your separation from employment. This agreement supersedes and replaces all prior agreements, unless explicitly provided for in this Separation Agreement.

1. Your employment with the Company has been terminated without cause as of the close of business on October 1, 2009 (your “Separation Date”). During the period from September 16, 2009 through your Separation Date, you acknowledge that you did not have day-to-day responsibilities and were not expected to work from the office; however, you provided transition services to AOL and performed projects requested by the Chief Executive Officer of the Company, or his designee or successor. Such transitional services consumed approximately fifty (50%) percent of the time that you devoted to your full-time responsibilities. Accordingly, October 1, 2009 is the date of your separation from service with respect to Section 409A as defined in your April 23, 2008 Agreement (your “Agreement”). The Company represents that you were not a “specified employee” as of your separation from service, for purposes of 409A application. You are relying upon this representation by the Company in accepting the consideration in this Separation Agreement. In the event there is a determination to the contrary, in spite of the Company’s belief and representation that you were not a “specified employee” as of your separation from service, within the meaning of 409A, then the Company shall take all steps to make you whole, including any gross ups, payments of taxes, penalties and interest, and shall further compensate you for any losses as a result of such contrary determination, including any legal, tax and financial fees incurred by you associated with any challenge, determination and/or compliance. If any provision of this Agreement would cause you to incur any additional tax or interest under Section 409A of the Internal Revenue Code of 1986, as amended (“the Code”), any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision, provided that the Company shall: (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code; and (ii) notify and consult with you regarding such amendments or modifications prior to the effective date of any such change.

In addition to the payments under paragraph 6, if it shall be determined that any event or any payment, vesting, distribution, or transfer by the Company (or any successor, affiliate or by any other person) to you or for your benefit under the terms of this Agreement or otherwise would be subject to or result in the imposition of the excise tax under Section 4999 of the Code (and any regulations issued thereunder, any successor provision, and any similar provision of state or local income tax law) (collectively, the “Excise Tax”), then the Company shall pay to you a lump sum (“Tax Equalization Payment”) in an amount sufficient that, after payment of the federal, state or local income, employment or other required taxes (other than taxes that may be imposed by Section 409A of the Code)(“Regular Taxes”), you shall receive an amount equal to the Excise Tax. Such payment shall be made within 15 days of the date which you remit such Excise Tax. In determining the amount of any Regular Taxes, the maximum applicable, marginal rate of tax for the year in which the Tax Equalization Payment is payable shall be used. The amount of this Tax Equalization Payment shall be determined by the Company's independent accountants.

Your rights under any stock option or restricted stock unit awards shall be determined in accordance with the terms and provisions of the equity plans and agreements under which any grants of stock options or awards of restricted stock units were granted, based on an October 1, 2009 Separation Date. If you accept other employment with AOL or with any Time Warner company within thirty days of your Separation Date, you will not be eligible to receive any of the benefits set forth in this Separation Agreement, unless specified herein, and this Separation Agreement shall become null and void.

2. On the next regularly scheduled pay date following your Separation Date, or sooner if local law requires, you received a check for all unpaid wages and any accrued, unused vacation or paid time off from January 1, 2009, or longer if required by state law, due through your Separation Date, less applicable deductions and withholdings.

3. Your medical, dental and vision benefits continued through the end of the month in which your Separation Date occurs. With respect to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), your COBRA period began on the first day of the month following your Separation Date. You received separate information regarding your option to continue health benefits under COBRA after your Separation Date. Your Company-paid life insurance continued through the end of the month in which your Separation Date occurs. All other benefits terminated on your Separation Date.

4. Prior to your departure on your Separation Date, you acknowledge that you have:

a.	resigned from any and all positions you hold as an officer and/or director of AOL LLC and from each of its direct and indirect subsidiaries and/or affiliates (using the four attached resignation letters, which contain a true and accurate list of all of the entities for which you serve as a director, managing director, chairman, representative, authorized person, officer, or other appointment on behalf of the Company, any of its group companies, or any of its direct or indirect subsidiaries, and which letters, where notice of your resignation is required to be filed with the applicable authorities, the Company agrees to cause to be timely filed with such applicable authorities); and

b.

returned to the the Company, all the Company property in your possession, including, but not limited to, your SecurID, keys, computers, corporate credit cards, pagers, telephones, parking permits and the original and all copies of any written, recorded, or computer readable information about Company practices, procedures, trade secrets, customer lists or product marketing associated with the Company’s business and any other information deemed proprietary or confidential in accordance with Company policies. By signing this Separation Agreement, you represent that you will return all Company confidential or proprietary information in your possession and that you will take all reasonable steps to protect the confidentiality of such Company information during your employment. Notwithstanding the foregoing or anything else in this Separation Agreement to the contrary, you will be permitted to keep your Company-provided Blackberry once it has been reviewed and all appropriate Company data removed from the device (provided that your “contacts list” will not be removed). By signing this Separation Agreement, you agree that you are bound by all the terms of the Standards of Business Conduct through your Separation Date and the Company’s CNPR Agreement, which remains in full force and effect after your Separation Date, with the following exception:

Notwithstanding any prior agreement between you and the Company (including, without limitation, any Confidentiality, Non-Competition and Property Rights Agreement), after the Separation Date, you shall not be prevented from owning, controlling, managing, or working for any business except only that, for the six-month period immediately following the Separation Date (the “Restricted Period”), you will not, anywhere in the United States or any country in which the Company is now operating, directly or indirectly participate in the ownership, control or management of, or be employed by, Yahoo!, Inc., Google Inc., Microsoft Corporation, IAC/InterActive Corp., News Corp., Viacom Inc. or Disney, or any of their respective subsidiaries, affiliates or successors (each a “Restricted Entity”); provided that this restriction does not prevent you from (i) working in a capacity that does not compete with the specific business of the Company in which you were engaged or had material knowledge during the last two years of your employment with the Company, or (ii) owning as a passive investor not more than 1% of the outstanding stock of any class of a competitor entity that is publicly traded. In the event that you wish to work for a Restricted Entity during the Restricted Period, you may send written notice of that request to the Company, at which time the Company may elect to waive the application of this Paragraph 4 and to allow you to work for that Restricted Entity during the Restricted Period.

5. You and the Company disagree on what you may be entitled to if you do not enter into this Agreement. You acknowledge that the Company is making the payments and providing the benefits to you because you are signing a Release of claims. The Company would not otherwise provide you these payments and benefits without a release of claims.

6. In exchange for your execution of this Separation Agreement, the Company will provide you the following and the following terms shall apply:

a.	An amount equal to four (4) years of your current Base Salary of $625,000 ($2,500,000), less applicable withholdings, payable in a lump sum, subject to paragraph 6(d) below. This payment will not be eligible for deferrals to the Company’s 401(k) plan.

b.	An amount equal to four (4) years of your bonus at 100% of $625,000 ($2,500,000), less applicable withholdings, payable in a lump sum, subject to paragraph 6(d) below. This payment will not be eligible for deferrals to the Company’s 401(k) plan.

c.	If you elect to enroll in COBRA benefit continuation, the Company will pay the cost of medical, dental and vision benefit coverage under COBRA for eighteen (18) months beginning the first day of the calendar month following the termination of your employment.

d.	The payments made under paragraphs 6(a) - 6(b) will be paid within thirty (30) days of the Separation Date or the “effective date” of the signed Separation Agreement, as set forth in paragraph 18 below, whichever is later, but no later than March 15 of the calendar year following the year of the termination of your employment.

e.	You shall not be entitled to notice and severance under any policy or plan of the Company (the payments set forth in this Severance Agreement being given in lieu thereof).

f.	Except as set forth in paragraphs 6(b) and 6(b), you shall not be entitled to receive any other bonus or pro-rated bonus payment.

g.	The payments under paragraphs 6(a) — 6(b) shall be made without regard to any duty to mitigate damages and shall not be reduced by any compensation received by you from any subsequent employment.

7. The payments and other benefits set forth in paragraph 6 are being offered solely in consideration for your execution of this Separation Agreement, including a release of all claims against the Company as set forth in paragraph 8 below. The payments are not an admission of any wrongdoing by the Company.

8. In exchange for the Company’s agreement as stated above, you agree to release and discharge unconditionally the Company and any successors, subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities, and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns, from any and all claims, actions, causes of action, demands, obligations or damages of any kind arising from your employment with the Company and the separation of that employment or otherwise, including the notice of your termination, whether known or unknown to you, which you ever had or now have upon or by reason of any matter, cause or thing, up to and including the day on which you sign this Separation Agreement. The claims you are waiving include, but are not limited to, all claims arising out of or related to any stock options held by you or granted to you by the Company which are scheduled to vest subsequent to your Separation Date; all claims under Title VII of the Civil Rights Act of 1964, as amended; all claims under the Worker Adjustment and Retraining Notification Act (WARN) or similar state statutes; all claims under the Americans with Disabilities Act; all claims under the Age Discrimination in Employment Act; all claims under the National Labor Relations Act; all claims under the Older Workers Benefit Protection Act (“OWBPA”); all claims under the Family and Medical Leave Act, to the extent permitted by law, all claims under the Employee Retirement Income Security Act; all claims under 42 U.S.C. § 1981; all claims under the Sarbanes-Oxley Act of 2002; all claims under state antidiscrimination laws; except in California, all claims for unreimbursed business expenses; all claims under any principle of common law; all claims concerning any right to reinstatement; and all claims for any type of relief from the Company, whether federal, state or local, whether statutory, regulatory or common law, and whether tort, contract or otherwise, to the fullest extent permitted by law. This release of claims does not affect any claim for workers’ compensation benefits, unemployment benefits or other non-waivable administrative claims, your vested rights, if any, in the Company’s 401(k) plan, your rights to exercise any and all Company stock options held by you that are exercisable as of your Separation Date during the applicable period of exercise and in accordance with all other terms of those options and the stock options plans, agreements, and notices under which such options were granted, or your right to enforce the terms of this Separation Agreement.

Notwithstanding the foregoing, in the event any of the Company’s successors, subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities, or their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns bring any claim against you, you shall have the right to fully defend against such claims and may bring any counterclaims against such individuals or entities, without regard to this release.

9. In exchange for your agreement and covenants contained in this Agreement, the Company agrees to release and discharge you unconditionally, from any and all claims, actions, causes of action, demands, obligations or damages of any kind arising out of or relating to your employment with the Company, the separation of that employment, whether known or unknown to them, which they ever had or now have upon or by reason of any matter, cause or thing, up to and including the day on which the Company signs this Separation Agreement. The claims they are waiving include, but are not limited to, all claims under any principle of common law; and all claims for any type of relief from you, whether federal, state or local, whether statutory, regulatory or common law, and whether tort, contract or otherwise, to the fullest extent permitted by law. This release of claims does not affect the Company’s right to enforce the terms of this Separation Agreement.

10. The Company will provide you, within fifteen (15) days of your signature on this Separation Agreement, a full copy of your personnel file. Within seven (7) days of receipt of the file, you will mark any documents that you would like removed from the personnel file. Those documents marked and any copies of those documents will be removed from the personnel file and personnel records, and shall be held under seal by outside counsel for the Company. The documents held under seal shall not be released absent Court Order, subpoena or other compulsory process. A release signed by you shall not be sufficient to release the documents; however, a letter requesting the release of the documents from your personal counsel shall be sufficient. Notwithstanding anything in this paragraph, the Company shall not be limited in its right to maintain accurate information in its personnel records in order to appropriately respond to any governmental agency or in any governmental or legal proceeding or to provide its benefit vendors with accurate information. In the event the Company believes that any of the information that you have requested be removed and kept under seal is provided to any governmental agency or in any governmental or legal proceeding or provided to its benefit vendors, the Company shall notify you in writing within 10 days of such event and the reasons therefore.

11. The Company will provide you, within fifteen (15) days of your signing this Separation Agreement, a letter of recommendation, in a substantially and materially similar form as attached as Attachment 1, on AOL letterhead, signed by Timothy Armstrong, as CEO of AOL.

12. Except as set forth in Paragraph 11, the Company shall provide only a neutral reference for any inquiries from prospective employers, and shall affirmatively state that AOL’s policy is to provide only a Neutral Reference, and they will provide only the dates of employment, positions held, and salary information, if appropriate.

13. You agree to reasonably assist the Company, in connection with any litigation, investigation or other matter involving your tenure as an employee, officer, or director of the Company, including, but not limited to, meetings with Company representatives and counsel and giving testimony in any legal proceeding involving the Company. The Company will pay you reasonable compensation for the time you spend on such matters and reimburse you for all reasonable out-of-pocket expenses incurred in rendering such assistance to the Company (not including attorney’s fees unless required by federal, state or local law).

14. The parties understand and agree that the terms of this Separation Agreement are confidential, and they agree not to disclose to others the terms of this Separation Agreement, except as otherwise permitted by law or with the written consent of each other, provided however, that this paragraph 14 does not preclude disclosure to your immediate family or for purposes of securing professional financial, tax or legal services, and for the Company on a strictly need to know basis, provided further that, prior to making any such disclosure, the parties will inform any such persons that this confidentiality clause is in effect and that they are also bound by it.

15. The parties agree not to affirmatively encourage or assist any person or entity in litigation against each other. This provision does not prohibit either party responding to a valid subpoena for documents or testimony or other lawful process; however, the parties agree to provide the other party with prompt notice of any such subpoena or process. The parties agree that they will not attempt to admit this Separation Agreement into evidence in any proceeding except one to enforce the terms of this Separation Agreement.

16. The Parties agree not to make any disparaging or untruthful remarks or statements about each other. The Company further agrees that it will take measure to ensure that its officers or senior executives (defined as the CEO and all direct reports to the CEO) do not make any disparaging or untruthful remarks or statements about your employment with the Company. Nothing in this Agreement prevents you or the Company from making truthful statements when required by law, court order, subpoena, or the like, to a governmental agency or body.

17. In accordance with the terms of this Agreement, you agree that in the event you are found in a court of law to be in breach of any of your obligations under this Separation Agreement, the Company may be entitled to receive the full amount paid under paragraph 6 above unless otherwise determined by the court and the Company will be entitled to obtain all other remedies provided by law or equity. In the event the Company is found in a court of law to be in breach of its obligations under this Separation Agreement, you will be entitled to appropriate relief as determined by the court. If any term or clause of this Separation Agreement should ever be determined to be unenforceable, you and the Company agree that this will not affect the enforceability of any other term or clause of this Separation Agreement.

18. Pursuant to the Older Workers Benefit Protection Act of 1990 (“OWBPA”), you acknowledge and warrant the following: (i) that you are waiving rights and claims for age discrimination under the ADEA and OWBPA, in exchange for the consideration described above, which is not otherwise due to you; (ii) you have consulted with an attorney before signing this Release and Waiver; (iii) you are not waiving rights or claims for age discrimination that may arise after the effective date of this Release and Waiver; (iv) you have been given a period of at least twenty-one (21) days in which to consider this Release and Waiver and the waiver of any claims you have or may have under law, including your rights under the ADEA and OWBPA, before signing below; and (v) you understand that you may revoke the waiver of your age discrimination claims under the ADEA and OWBPA within seven (7) days after your execution of this Release and Waiver, and that such waiver shall not become effective or enforceable until seven (7) days after the date on which you execute this Release and Waiver.

To revoke, you must send a written statement of revocation delivered by certified mail to AOL LLC, Attn: Michaela Oliver, 22110 Pacific Blvd, Dulles, VA 20166. The revocation must be received no later than 5:00 p.m. on the seventh day following your execution of this Separation Agreement. If you do not so revoke, the eighth day following your acceptance will be the “effective date” of this Separation Agreement. If you have not returned the executed Separation Agreement within the time permitted, then the Company's offer will expire by its own terms at such time.

19. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia except for its conflicts of laws principles. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Circuit Court of Loudoun County, Virginia, and the United States District Court for the Eastern District of Virginia (Alexandria Division) over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective subsidiaries, affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby.

To accept the Separation Agreement, you must sign below on or after your Separation Date and return one entire copy to AOL LLC, Attn: Michaela Oliver, 22110 Pacific Blvd., Dulles, VA 20166. (An extra copy for your files is enclosed.)

Sincerely,

/s/ David Harmon
David Harmon
Executive Vice President, Human Resources
AOL LLC

By signing this Separation Agreement, I acknowledge that: I have had the opportunity to review this Separation Agreement carefully with legal or other personal advisors of my own choice; I understand that by signing this Separation Agreement I am releasing the Company of all claims against it; I have read this Separation Agreement and understand its terms; I have been given a reasonable period of time to consider its terms and effect and to ask any questions I may have; I voluntarily agree to the terms of this Separation Agreement.

AGREED AND ACCEPTED:

/s/ Kimberley A. Partoll	November 20, 2009

Kimberley Partoll	Date

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